UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2005

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2995 Crain Highway
Waldorf, Maryland	20601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301-645-0333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communication pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CRF 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 SFR 240.14d-2 (b))

____ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act
(17 CFR 240.13e- 4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On September 16, 2005, Old Line Bancshares, Inc.’s (the “Registrant”) approved an additional $182,500 capital contribution to Pointer Ridge Office Investment, LLC (“Pointer Ridge”). The Registrant’s total capital contribution after the injection of this $182,500 capital contribution is approximately $732,500.

On July 22, 2004, Old Line Bancshares, Inc. executed an Operating Agreement as a member with unaffiliated parties, Lucente Enterprises, Inc., and Chesapeake Custom Homes, LLC, as members, and Chesapeake Pointer Ridge Manager, LLC, as manager, to establish Pointer Ridge Office Investment, LLC (“Pointer Ridge”). After the injection of the additional capital, the members’ ownership of Pointer Ridge remains as follows:

Unaffiliated parties	25.0%
Lucente Enterprises, Inc.	12.5%
Chesapeake Custom Homes, LLC	12.5%
Old Line Bancshares, Inc.	50.0%

Mr. Frank Lucente, Vice Chairman and a member of the Board of Directors of Old Line Bancshares, Inc., is the President and majority owner of Lucente Enterprises, Inc. Lucente Enterprises, Inc. is the manager and majority member of Chesapeake Custom Homes, LLC and Chesapeake Pointer Ridge Manager, LLC.

The purpose of Pointer Ridge is to acquire, own, hold for profit, sell, assign, transfer, operate, lease, develop, mortgage, refinance, pledge and otherwise deal with real property located at the intersection of Pointer Ridge Road and Route 301 in Bowie, Maryland. Pointer Ridge has acquired the property and plans to construct a commercial office building containing approximately 40,000 square feet. Old Line Bancshares, Inc. plans to lease approximately 50% of this building for its main office (moving its existing main office from Waldorf, Maryland) and a branch of Old Line Bank. On August 26, 2004, Old Line Bancshares, Inc. transferred its initial $550,000 capital contribution to Pointer Ridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

September 22, 2005	By: /s/ James W. Cornelsen
James W. Cornelsen, President